UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 15, 2009

NTS MORTGAGE INCOME FUND
(Exact name of registrant as specified in its charter)

Delaware	0-18550	61-1146077
(State or other	(Commission file	(IRS Employer
jurisdiction of	number)	Identification No.)
incorporation)

10172 Linn Station Road
Louisville, Kentucky 40223
(Address of principal executive offices)

(502) 426-4800
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

        On May 15, 2009, NTS Mortgage Income Fund (the “Fund”) and its affiliates, NTS/Virginia Development Company, NTS/Lake Forest II Residential Corporation, Orlando Lake Forest Joint Venture and NTS Guaranty Corporation, entered into a Promissory Note Modification Agreement (the “Agreement”) with National City Bank (“NCB”). Pursuant to the terms of the Agreement, NCB agreed to extend the due date of the $2.0 million principal repayment required under the Sixth Amended and Restated Promissory Note dated September 1, 2008, as amended (the “Note”) from May 16, 2009 to July 16, 2009. All other terms of the Note remain unchanged. As of May 15, 2009, the outstanding principal balance of the Note is approximately $5,799,468. There can be no assurance that the Fund will be able to make such principal repayment in a timely fashion or obtain an additional extension of time from NCB in which to pay it. The alternatives to refinancing this debt have not been responded to favorably by other lenders. The Fund’s ability to operate could be adversely affected if the Fund is unable to refinance this obligation.

        A copy of the Agreement is attached to this Current Report on Form 8-K as Exhibit 10.1 and the terms of the Agreement are incorporated in their entirety in this Item 1.01 disclosure by reference.

Item 9.01. Financial Statements and Exhibits.

(a)	Financial Statements of Businesses Acquired: N/A
(b)	Pro Forma Financial Information: N/A
(c)	Shell Company Transactions: N/A
(d)	Exhibits:
10.1	Promissory Note Modification Agreement dated May 15, 2009, among NTS Mortgage Income Fund, NTS/Virginia Development Company, NTS/Lake Forest II Residential Corporation, Orlando Lake Forest Joint Venture, NTS Guaranty Corporation and National City Bank

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

NTS MORTGAGE INCOME FUND

By:	Gregory A. Wells
Its:	Chief Financial Officer

Date:	May 15, 2009

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